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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               OC Financial, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   67084T 10 4
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                                 (CUSIP Number)

                                  April 5, 2005
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             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed

        [ ]     Rule 13d-1(b)
        [x]     Rule 13d-1(c)
        [ ]     Rule 13d-1(d)

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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        1)      Names of Reporting Persons.......................Thomas H. Lagos
                I.R.S. Identification Nos. of Above Persons.......Not Applicable
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        2)      Check the appropriate box if a Member of a Group
                (See instructions)
                (a)      [ ]
                (b)      [ ]
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        3)      SEC use only....................................................
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        4)      Citizenship..................................................USA
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Number of       (5)      Sole Voting Power................................32,500
Shares          ----------------------------------------------------------------
Beneficially    (6)      Shared Voting Power...................................0
Owned by        ----------------------------------------------------------------
Each Reporting  (7)      Sole Dispositive Power...........................32,500
Person          ----------------------------------------------------------------
With            (8)      Shared Dispositive Power..............................0
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        9)      Aggregate Amount Beneficially Owned by Each
                Reporting Person..........................................42,500
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        10)     Check if the Aggregate Amount in Row (9) Excludes
                Certain Shares...............................................[ ]
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        11)     Percent of Class Represented by Amount in Row 9.............7.6%
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        12)     Type of Reporting Person (See Instructions)...................IN
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CUSIP No. 67084T 10 4                                          Page 2 of 2 Pages
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ITEM 1(A)     Name of Issuer: OC Financial, Inc.

ITEM 1(B)     Address of Issuer's Principal Executive Offices:
              6033 Perimeter Drive, Dublin, Ohio 43017

ITEM 2(A)     Name of Person Filing:  Thomas H. Lagos

ITEM 2(B)     Address of Principal Business Office or, if none, Residence:
              750 Shrine Road, Springfield, Ohio 45504

ITEM 2(C)     Citizenship:  USA

ITEM 2(D)     Title of Class of Securities: Common Stock

ITEM 2(E)     CUSIP Number: 67084T 10 4

ITEM 3:       Not applicable

ITEM 4:       OWNERSHIP

        (a)     Amount beneficially owned.................................42,500
        (b)     Percent of class............................................7.6%
        (c)     Number of shares as to which the person has:
                (i)      Sole power to vote or to direct the vote.........32,500
                (ii)     Shared power to vote or to direct the vote............0
                (iii)    Sole power to dispose or to direct the
                         disposition of ..................................32,500
                (iv)     Shared power to dispose or to direct the
                         disposition of .......................................0

ITEM 5:       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  Not applicable.

ITEM 6: OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY THAT ACQUIRED SECURITIES BEING REPORTED ON. Not applicable.

ITEM 8:       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not applicable.

ITEM 9:       NOTICE OF DISSOLUTION OF GROUP.  Not applicable.

ITEM 10:      CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 13, 2005

/s/ Thomas H. Lagos
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Thomas H. Lagos